UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Great Lakes Dredge & Dock Corporation

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (the “Amendment”) is being filed to amend Great Lakes Dredge & Dock Corporation’s definitive proxy statement for its 2014 Annual Meeting of Stockholders (the “Original Proxy Statement”), which was filed with the Securities and Exchange Commission on April 7, 2014. The purpose of the Amendment is to correct an inadvertent error in the Summary Compensation Table included on p. 46 of the Original Proxy Statement. Specifically, the Summary Compensation Table did not include as compensation certain housing and relocation costs that the Company reimbursed or paid to Mr. William S. Steckel, the Company’s former Senior Vice President and Chief Financial Officer, during 2013. All other items of the Original Proxy Statement are incorporated herein by reference without changes.

CHANGE TO PROXY STATEMENT

The Summary Compensation Table included on p. 46 of the Original Proxy Statement under the section captioned “Executive Compensation,” is amended to read in its entirety as follows:

Summary Compensation Table for Year Ended December 31, 2013

The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger	2013	$500,000	$—	$375,002	$395,290	$225,000	$171,475	$1,666,767
Chief Executive Officer	2012	$500,000	$—	$475,004	$415,879	$0	$31,975	$1,422,858
	2011	$500,000	$55,000	$499,996	$255,995	$450,000	$32,500	$1,793,491

William S. Steckel(5)	2013	$303,000	$—	$124,997	$131,762	$175,000	$177,625	$912,384
Former Senior Vice President and Chief Financial Officer	2012	$110,417	$—	$—	$—	$34,500	$13,696	$158,613

Kyle D. Johnson	2013	$275,000	$—	$50,002	$105,410	$190,500	$63,129	$684,041
Executive Vice President and	2012	$250,000	$—	$54,167	$120,144	$95,400	$38,562	$558,273
Chief Operating Officer	2011	$215,200	$—	$28,334	$58,026	$81,000	$47,568	$430,128

David E. Simonelli	2013	$337,000	$—	$83,334	$175,684	$183,500	$101,134	$880,652
President of Dredging Operations	2012	$327,000	$—	$83,334	$184,835	$127,700	$61,533	$784,402
	2011	$327,000	$—	$73,335	$150,183	$120,000	$90,243	$760,761

Maryann A. Waryjas(6)	2013	$303,000	$—	$124,997	$131,762	$150,000	$33,500	$743,259
Senior Vice President, Chief Legal Officer and Corporate Secretary	2012	$125,000	$50,000	$99,997	$—	$34,500	$8,488	$317,985

(1)	Represents the aggregate grant date fair value for restricted stock units and performance shares granted in 2013. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2013 are calculated based on the probable outcome of the performance conditions for such awards. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Berger, $375,000, Mr. Steckel, $125,000; and Ms. Waryjas, $125,000. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan Based Awards Table” on page 47 for more information regarding the restricted stock units and performance shares granted in 2013 to our named executive officers.
(2)	Represents the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black-Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan Based Awards Table” on page 47 for more information regarding the stock options granted in 2013 to our named executive officers.
(3)	Represents bonuses paid under the Annual Bonus Plan based upon the achievement performance-based targets. The 2013 bonuses were paid in early 2014. See “Compensation Discussion and Analysis” for further information regarding the 2013 Annual Bonus Plan.

(4)	The dollar value of the amounts shown in this column for 2013 includes the following:

Name	Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Housing and Relocation Expenses (b)	Total
Jonathan W. Berger	$137,975	$18,200	$15,300	$—	$171,475
William S. Steckel	$—	$18,200	$15,300	$144,125	$177,625
Kyle D. Johnson	$29,629	$18,200	$15,300	$—	$63,129
David E. Simonelli	$67,634	$18,200	$15,300	$—	$101,134
Maryann A. Waryjas	$—	$18,200	$15,300	$—	$33,500

(a)	See the description of the cash compensation for lost benefit in “Compensation Discussion and Analysis.” For Messrs. Johnson and Simonelli, these amounts include $19,359 and $44,191, respectively, related to tax reimbursements on the 401(k) lost benefit. For Mr. Berger, a contribution was made to his Supplemental Savings Plan as follows: $59,643, representing the lost benefit for plan year 2011, and $78,332, representing the lost benefit for plan year 2012.

(b)	Includes temporary housing and moving and other relocation expenses paid to Mr. Steckel in 2013 pursuant to his 2012 offer letter with the Company.

(5)	Mr. Steckel was appointed Senior Vice President and Chief Financial Officer effective August 20, 2012.
(6)	Ms. Waryjas was appointed Senior Vice President, Chief Legal Officer and Corporate Secretary effective August 1, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2014

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2013 are available at http://investor.gldd.com.